ASSET PURCHASE AGREEMENT

                                 by and between

                               CEP HOLDINGS, INC.

                                  as the Buyer

                                       and

                               VIROTEX CORPORATION

                                  as the Seller



                               As of July 10, 1997



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                                TABLE OF CONTENTS
                                -----------------

                                                                           PAGE
                                                                           ----

PREAMBLE.....................................................................1

ARTICLE I.  PURCHASE AND SALE OF ASSETS......................................1
----------

1.1.    Purchase and Sale of Assets..........................................1

1.2.    Assumed Liabilities..................................................3

1.3.    Excluded Liabilities and Obligations.................................3

ARTICLE II.  CONSIDERATION FOR TRANSFER......................................5
-----------

2.1.    Consideration........................................................5

2.2.    Allocation...........................................................7

ARTICLE III.  THE CLOSING AND TRANSFER OF ASSETS.............................7
------------

3.1.    Closing..............................................................7

3.2.    Deliveries by the Buyer..............................................7

3.3.    Deliveries by the Seller.............................................8

3.4.    Closing Agreements...................................................9

3.5     Post-Closing Obligation..............................................9

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF THE
-----------   SELLER.........................................................9

4.1.    Organization and Qualification.......................................9

4.2     Authorization........................................................9

4.3     No Violation........................................................10

4.4.    Consents and Approvals..............................................10



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                                                                               3


4.5.    Inventory...........................................................10

4.6.    Litigation..........................................................10

4.7.    Title to Assets.....................................................11

4.8.    Material Contracts..................................................11

4.9.    Permits.............................................................12

4.10.   Broker's Fees and Commissions.......................................12

4.11.   Proprietary Rights..................................................12

4.12.   Regulatory Reports..................................................13

4.13.   Agreements with Regulatory Agencies.................................13

4.14.   Customers...........................................................13

4.15.   Consumer Complaints.................................................13

4.16.   Disclosure..........................................................14

4.17.   Knowledge of the Seller, Etc........................................14

4.18.   Copies of Documents.................................................14

ARTICLE V.    REPRESENTATIONS AND WARRANTIES OF THE BUYER...................14
----------

5.1.    Organization and Qualification......................................14

5.2.    Authorization.......................................................14

5.3.    No Violation........................................................15

5.4.    Litigation..........................................................15

5.5.    Broker's Fees and Commissions.......................................15

5.6.    Disclosure..........................................................15

5.7.    Knowledge of the Buyer, Etc.........................................15



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                                                                               4


ARTICLE VI.  COVENANTS OF THE SELLER........................................16
-----------

6.1.    Interim Conduct of the Viractin Product Line........................16

6.2.    Cooperation; Access.................................................16

6.3.    Transfer of Inventory...............................................16

6.4     Foreign Patent and Trademark Assignments............................16

6.5.    Promotional Allowance, Product Returns and Customer Complaints......16

6.6     Confidentiality.....................................................16

6.7.    Best Efforts........................................................17

6.8.    Further Assurances..................................................17

ARTICLE VII.  COVENANTS OF THE BUYER........................................17
------------

7.1.    Confidentiality.....................................................17

7.2.    Best Efforts........................................................18

7.3.    Further Assurances..................................................18

ARTICLE VIII.  RIGHT OF FIRST OFFER.........................................18
-------------

8.1.    Right of First Offer................................................18

8.2.    Procedure of Right of First Offer...................................18

ARTICLE IX.  CLOSING CONDITIONS.............................................19
-----------

9.1.    Conditions to Each Party's Obligations Under this Agreement.........19

9.2.    Conditions to the Obligations of the Buyer under this Agreement.....19

9.3.    Conditions to the Obligations of the Seller under this Agreement....19



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ARTICLE X.  TERMINATION AND ABANDONMENT.....................................20

10.1    Termination.........................................................20

10.2.   Procedure and Effect of Termination.................................20

ARTICLE XI.  SURVIVAL AND INDEMNIFICATION...................................21

11.1.   Survival............................................................21

11.2.   Indemnification of the Buyer........................................22

11.3.   Indemnification of the Seller.......................................22

11.4.   Limitations on Indemnification......................................23

11.5.   Indemnification Procedure for Third Party Claims Against
        Indemnified Parties.................................................23

11.6.   Failure to Give Timely Third Party Indemnification Notice...........25

11.7.   Notice of Claims....................................................25

ARTICLE XII.  NON-COMPETITION...............................................26
------------

12.1.   Non-Competition.....................................................26

12.2.   Injunctive Relief...................................................26

ARTICLE XIII.  MISCELLANEOUS PROVISIONS.....................................26
-------------

13.1.   Waiver..............................................................26

13.2.   Amendment; Modification.............................................27

13.3.   Invalidity..........................................................27

13.4.   Parties in Interest.................................................27

13.5.   Expenses............................................................27

13.6.   Notices.............................................................27



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13.7.   Governing Law; Forum................................................29

13.8.   Counterparts........................................................29

13.9.   Headings............................................................29

13.10.  Entire Agreement....................................................29

13.11.  Assignment..........................................................30

13.12.  Publicity...........................................................30

OTHER
-----

Definitions.........................................................Appendix A



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                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (the "Agreement") dated as of July 10, 1997 by and between CEP HOLDINGS, INC., a Delaware corporation (the "Buyer"), and VIROTEX CORPORATION, a Delaware corporation (the "Seller").

          WHEREAS, the Seller is the owner of the registered trademark Viractin(R), the product formulations for the Viractin products (the "Products") marketed by Schering-Plough HealthCare Products, Inc. ("Seller's Licensee"), including the patents covering such formulations, and other assets, both tangible and intangible, related thereto (the "Viractin Product Line"); and

          WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer the assets constituting the Viractin Product Line; and

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                           PURCHASE AND SALE OF ASSETS

          1.1. Purchase and Sale of Assets. At the Closing (as hereinafter defined), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, accept, assume and receive, all of the Seller's right, title and interest in, to or arising from the assets owned by the Seller comprising the Viractin Product Line, including, without limitation, the following assets (all such assets being the "Purchased Assets"),

               (a) All of the Seller's rights of any kind or nature under that certain License Agreement, dated as of April 17, 1996, as amended on October 24, 1996, by and between the Seller and the Seller's Licensee (the "Seller's Licensee Agreement") and under that certain Termination Agreement, dated as of July 2, 1997, by and between the Seller and the Seller's Licensee (the "Termination Agreement"), except for the Seller's rights to receive royalties under Section 9 of the Termination Agreement;

               (b) The trademarks "Viractin," and "Lip Design," and all other trademarks and trademark applications, including the trademarks and trademark applications set forth in Section 4.11(a) of the Disclosure Schedule and all other trade dress, trade names, brand names, service marks, logos, logotypes, packaging style and symbols, which are or have been used in respect of the Products or the Viractin Product Line, together with the goodwill associated therewith, any

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                                      -2-


          registrations   associated   therewith,    including   any   renewals,
          modifications or extensions (collectively, the "Trademarks");

               (c) All patents and patent applications, including the patents and patent applications set forth in Section 4.11(a) of the Disclosure Schedule, which are or have been used in respect of the Products or the Viractin Product Line, together with the goodwill associated therewith, any registrations associated therewith, including any renewals, modifications or extensions (collectively, the "Patents");

               (d) All copyrights and slogans, and any registrations associated therewith, which are or have been used, or are under development, in the manufacture, promotion, sale or commercial exploitation of the Products or relating to the Viractin Product Line (collectively, the "Copyrights");

               (e) All information and technical data of a proprietary, trade secret or confidential nature relating to the design, formulation, processing, manufacture, storing, handling, transporting, testing and use of the Products or relating to the Viractin Product Line (the "Technology");

               (f) The addresses of the internet website relating to the Products and the Viractin Product Line;

               (g)  All  existing   files   pertaining  to  the   manufacturing,
          production, promotion, advertising, distribution and sale of the Products or relating to the Viractin Product Line, in whatever format (written or machine readable, or in computer data bases or other media), including, without limitation, research and development files and studies, market studies (including studies in respect of competitors' brands), copies of consumer complaint files, sale histories, quality control histories, files relating to the
          Technology, and any and all other business records relating to the Products;

               (h) All marketing materials and rights relating to the promotion, marketing and advertisement of the Products, including slogans, jingles, marketing campaigns, promotional materials (including trade show booths and displays), art mechanical and artwork for the production of packaging components, television and radio masters, film or video clips, sound recordings, photographs, and similar materials, any Registrations associated therewith that have been used by the Seller, any affiliate or predecessor owner, or are under development, in the manufacture, promotion, sale or commercial exploitation of the Products or relating to the Viractin Product Line, whether of the Seller or received by the Seller from the Seller's Licensee;



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                                      -3-



               (i) All claims, causes of action and other rights that the Seller may have against others relating to the Purchased Assets;

               (j) All existing lists of suppliers, customers and distributors, whether of the Seller or received by the Seller from the Seller's Licensee;

               (k) All rights under any open purchase orders from customers of the Seller or the Seller's Licensee for the Products, which orders, together with the terms and conditions thereof, are set forth in
          Section 1.1(k) of the Disclosure Schedule;

               (l) The finished product inventory which is to be purchased from the Seller's Licensee pursuant to the Termination Agreement (the "Inventory"); and

               (m) To the extent assignable, all permits, governmental licenses, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) related to the Viractin Product Line.

          1.2. Assumed Liabilities. At the Closing, the Buyer shall assume, and shall be solely and exclusively liable with respect to, the liabilities and obligations of the Seller (other than the Excluded Liabilities and Obligations specified in Section 1.3, hereof) under the Seller's Licensee Agreement and under the Termination Agreement (which obligations are referred to herein as the "Assumed Liabilities").

          1.3. Excluded Liabilities and Obligations. Except as expressly set forth in Section 1.2 above, the Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Seller, the Seller's Licensee or any affiliate of either, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute or otherwise, whether or not relating to the Viractin Product Line (the "Excluded Liabilities and Obligations"). Without limiting the foregoing, the Buyer shall not assume, undertake or accept, and shall have no responsibility with respect to, the following liabilities or obligations (which shall also constitute Excluded Liabilities and Obligations):

               (a) Liabilities and obligations related to or arising from transactions with any affiliate of the Seller or Seller's Licensee, including interdivisional, intracompany or intercompany payables, obligations or agreements, if any, pending at Closing, or arising after Closing, based on acts, omissions or events occurring prior to Closing;

               (b) For taxes of any kind, howsoever denominated, including federal, state and local taxes on income, sales and use, ad valorem duties and assessments, worker's compensation, unemployment taxes, excise taxes, FICA contributions,

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                                      -4-



          payroll taxes and profit sharing deductions and all taxes and charges related to or arising from the transfers contemplated hereby;

               (c) Liabilities and obligations of the Seller or Seller's Licensee with respect to litigations, actions, proceedings, investigations, or legal, administrative, arbitration, or other method of settling disputes or disagreements, or any governmental investigations, if any, pending at the Closing or threatened on or prior to the Closing, or arising after Closing based on acts, omissions or events occurring prior to Closing;

               (d) Any liability of the Seller as a result of any act, omission or event occurring prior to the Closing Date, whether or not the related cause of action or damage occurred after the Closing Date, including, but not limited to, any indemnification obligation of the Seller to the Seller's Licensee and any liabilities or obligations to any person or entity ("Third Party") that claims the Proprietary Rights (as defined in Section 4.11(a) hereof) infringe upon the rights of such Third Party;

               (e) Any liability of the Seller's Licensee as a result of any act, omission or event occurring prior to the Transition Date, as defined in the Termination Agreement (the "Transition Date"), whether or not the related cause of action or damage occurred after the Transition Date, including, but not limited to, any liabilities or obligations to any Third Party that claims the Proprietary Rights infringe upon the rights of such Third Party;

               (f) Any liability of the Seller or Seller's Licensee relating to use, storage, release, discharge, disposal or shipment of Hazardous Substances, or the violation of Environmental Laws (as such terms are defined in Schedule 1.3(f) hereto), or any environmental liability of any nature or kind whatsoever, if any, pending at Closing, or arising after Closing, based on acts, omissions or events occurring prior to Closing; and

               (g) Any undisclosed liabilities, or any pension plan withdrawal liability, funding deficiency or other liability, including, without limitation, any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended, or otherwise with respect to any employee benefit plan as defined in Section 3(3) of ERISA, if any, any liabilities for accrued compensation, benefits, sick pay, vacation pay, medical costs or severance in any such case in respect of employees of the Seller, which arise on or prior to the Closing Date or by virtue of the transactions contemplated hereby.


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                                       -5-



          After the Closing, the Seller shall discharge and satisfy in full when due all of Seller's liabilities which are not specifically assumed by the Buyer pursuant to Section 1.2; provided, however, that nothing herein shall be deemed to prevent or limit the Seller's right to contest with Third Parties any claim that the Seller is liable for any such liability, or the amount thereof.

                                   ARTICLE II.

                           CONSIDERATION FOR TRANSFER

          2.1. Consideration. The aggregate consideration for the Viractin Product Line and the Purchased Assets (the "Purchase Price") shall be as follows:

               (a) An amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) plus the book value of the Inventory (the "Cash Consideration"). For purposes of this Section 2.1(a), the book value of the Inventory shall be determined in accordance with the Termination Agreement. The Inventory will be purchased directly from Seller's Licensee by the Buyer pursuant to assignment of such right under the Assignment and Assumption Agreement; and

               (b) (i) Additional payments (the "Additional Consideration Payments"), to be paid to the Seller quarterly for the five (5) years following the Closing Date for (except as set forth in this Section 2.1(b)(i) the calendar quarters ending September 30, December 31, March 31 and June 30 (each of such quarters, a "Quarter Period"). The first Quarter Period shall begin on the first day following the Transition Date and end September 30, 1997. The first Additional Consideration Payment shall be made no later than February 15, 1998 for the first Quarter Period and the second Quarter Period ending December 31, 1997. The final Additional Consideration Payment shall be made no later than forty-five (45) days after the fifth anniversary of the Transition Date for the last Quarter Period which shall begin on July 1, 2002 and end on the fifth anniversary of the Transition Date. Except as set forth above, the payments shall be due forty-five (45) days after the end of each Quarter Period. At the time of each payment, the Buyer shall send to the Seller a statement calculating Net Sales (as defined below). Additional Consideration Payments shall be paid in U.S. Dollars by wire transfer of immediately available funds to an account designated by the Seller or in such other form and at such other place as the Seller may hereafter designate by notice.

                    (ii) The Additional Consideration Payments shall represent an amount equal to the sum of (A) ten percent (10%) of Net Sales (as defined below) for the relevant Quarter Period of any products developed and sold by the Buyer which use the Viractin formulation or which are covered by a valid claim in the


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                                      -6-



          U.S. patents included in the Patents; and (B) ten percent (10%) of Net Sales for the relevant Quarter Period of any products marketed by the Buyer as substitute treatment products for either of the two (2) Viractin Cold Sore and Fever Blister Treatment products existing as of the date of this Agreement, if such substitute products are marketed under the Viractin(R) brand name (The products referred to in subparagraph (ii) hereof are collectively referred to as the "Covered Products.");

                    (iii) For purposes of calculating Additional Consideration Payments, "Net Sales" shall mean the invoiced price received by the Buyer for the Covered Products sold to third parties during each Quarter Period less (A) cash discounts or accruals actually allowed;
          (B) credits and/or cash refunds or accruals actually allowed for damaged or returned products; (C) trade discounts and allowances actually paid or allowed (with respect to (A), (B) and (C), in each case, as long as such discounts and allowances are for the purpose of enhancing sales of the Covered Products); and (D) sales or use taxes (other than income taxes);

                    (iv) For purposes of calculating Additional Consideration Payments, with respect to sales of the Covered Products in foreign countries, the Seller shall calculate Net Sales in each such country on a monthly basis and convert such amount into U.S. Dollars based upon the exchange rate as reported in The Wall Street Journal on the last business day of the month. Such monthly figures shall be included in the statement reflecting the Net Sales calculations as provided herein;

                    (v) As set forth above, each Additional Consideration Payment shall be accompanied by a statement of Net Sales in sufficient detail to permit confirmation of the accuracy of the Additional Consideration Payment made, including without limitation, the number of Covered Products sold by the Buyer from the Viractin Product Line, the gross sales and Net Sales by the Buyer from the Viractin Product Line, the Additional Consideration Payment, in U.S. dollars, payable, the method used to calculate the Additional Consideration Payment and the exchange rates used;

                    (vi) In the event that any Additional Consideration Payment due hereunder is not made when due, such Additional Consideration Payment shall accrue interest from the date due at the rate of one percent (1%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment;


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                                      -7-



                    (vii) For a period of one (1) year from the date upon which an Additional Consideration Payment is made, the Buyer shall keep complete and accurate records pertaining to the sale or other disposition of Covered Products sold by the Buyer from the Viractin Product Line in sufficient detail to permit the Seller to confirm the accuracy of such Additional Consideration Payment. The Seller shall have the right to review such records to confirm Net Sales and Additional Consideration Payments for the preceding calendar year (the "Seller's Audit"). The Seller's Audit may be exercised during normal business hours not more than once a year upon at least thirty (30) working days' prior written notice to the Buyer. The Seller shall bear the full cost of the Seller's Audit.

                    (viii) If after completion of the Seller's Audit, the Seller disagrees with the accuracy of the Additional Consideration Payments, the Seller shall notify the Buyer of such disagreement and its reasons for so disagreeing, in which case the Seller and the Buyer shall attempt to resolve the disagreement. If within ten (10) days after the Buyer's receipt of the notice, the Seller and the Buyer are unable to resolve the disagreement, they shall submit the records pertaining to the sale or other disposition of Covered Products to an independent, certified public accountant (the "Accountant") reasonably acceptable to both parties for a binding and nonappealable determination regarding Net Sales and Additional Consideration Payments (the "Accountant's Audit"). Such determination shall be rendered within thirty (30) days after submission to the Accountant. The Seller shall bear the full cost of the Accountant's Audit unless such Accountant's Audit discloses an amount owed the Seller of more than five percent (5%) from the amount actually paid to the Seller as Additional Consideration Payments for the period of such audit. In such case, the Buyer shall bear the full cost of the Accountant's Audit.

          2.2. Allocation. The Purchase Price shall be allocated to the Viractin Product Line and the Purchased Assets, and such allocation shall be used for all purposes, including the preparation and filing of Internal Revenue Service Form 8594 with respect to the transactions contemplated hereby.

                                  ARTICLE III.

                       THE CLOSING AND TRANSFER OF ASSETS

          3.1. Closing. The transfer of assets contemplated by this Agreement (the "Closing") shall occur at the offices of Cummings & Lockwood, Four Stamford Plaza, Stamford, Connecticut, at 10:00 a.m., Eastern Standard Time, on July [10], 1997, or such other date as the parties shall mutually agree (the "Closing Date"). The effective time of the Closing shall be 12:01 a.m., or such other time as the parties shall mutually agree, on the Closing Date .


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                                      -8-



          3.2. Deliveries by the Buyer. At the Closing, the Buyer shall deliver the following:

               (a) A Guaranty by J.B. Williams Holdings, Inc. (the "Guaranty") of the payment obligations of the Buyer hereunder, in the form attached hereto as Exhibit 3.2(a);

               (b) A License Agreement (the "License Agreement") in the form attached hereto as Exhibit 3.2(b), duly executed by the Buyer;

               (c) An opinion of Cummings & Lockwood, counsel to the Buyer, in the form attached hereto as Exhibit 3.2(c);

               (d) An Assignment and Assumption Agreement (the "Assignment and Assumption Agreement"), in the form attached hereto as Exhibit 3.2(d), duly executed by the Buyer; and

               (e) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          3.3. Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver the following:

               (a) A General Assignment and Bill of Sale (the "Bill of Sale") for the Purchased Assets in the form attached hereto as Exhibit 3.3(a), duly executed by the Seller;

               (b) The Assignment and Assumption Agreement, duly executed by the Seller;

               (c) The License Agreement, duly executed by the Seller;

               (d) Trademark and patent assignments contemplated by this Agreement, in a form appropriate for filing with the United States Patent and Trademark Office and the patent and/or trademark offices of any foreign country in which patent and/or trademark applications have been filed or are pending;

               (e) A certified copy of resolutions of the Board of Directors of the Seller providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (f) An opinion of Seller's counsel, in the form attached hereto as Exhibit 3.3(f); and

               (g) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          3.4. Closing Agreements. At the Closing, the parties shall execute, acknowledge and deliver such instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

          3.5. Post-Closing Obligation. On the Transition Date, the Buyer will deliver the Cash Consideration, less an amount equal to Five Hundred Thousand Dollars ($500,000) previously paid by the Buyer to the Seller (the "Deposit") pursuant to that certain Letter of Intent between Buyer and Seller dated May 23, 1997 and any interest accrued thereon (which Deposit, including any applicable interest shall become the property of Seller as part of the Purchase Price). Such amount shall be paid in U.S. Dollars by wire transfer of immediately available funds to an account designated by the Seller or in such other form and at such other place as the Seller may hereafter designate by notice

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Buyer as of the date hereof as follows:

          4.1. Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority and, except for the rights granted the Seller's Licensee, which rights will terminate on the Transition Date, has a legal right to own, operate and carry on the Viractin Product Line. The Seller is duly qualified to do business and is in good standing in every jurisdiction where Seller's conduct of the business of the Viractin Product Line requires such qualification, except in such jurisdictions where the failure to so qualify would not have a material adverse effect on the business, revenues, financial condition, properties, assets or prospects of the Viractin Product Line.

          4.2. Authorization. The Seller has full corporate power, authority and legal right to execute and deliver and, except for the rights granted the Seller's Licensee, which rights will terminate on the Transition Date, to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite corporate action, including, without limitation, by its Board of Directors and stockholders. No other action on the part of the Seller is necessary to authorize the execution and delivery of this Agreement or the performance of the Seller's obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

          4.3. No Violation. Neither the execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated hereby, nor the performance by the Seller of its obligations hereunder will:

               (a) Violate or result in any breach of any provision of the Certificate of Incorporation and/or By-laws of the Seller;

               (b) Violate, conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate any obligation under, or result in the loss of any benefit from, any material contract, agreement or arrangement, whether written or oral, formal or informal;

               (c) Result in the imposition or creation of any pledges, security interests, liens, mortgages, claims, debts, charges, or other encumbrances or restrictions on transfer of any kind whatsoever (each, an "Encumbrance") upon any of the Purchased Assets; or

               (d) Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") applicable to the Seller, the Viractin Product Line or the Purchased Assets.

          4.4. Consents and Approvals. Other than the consents and approvals of or filings or registrations with the governmental, quasi-governmental or regulatory departments and authorities listed on Section 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any governmental, quasi-governmental or regulatory department or authority is necessary for the execution and delivery of this Agreement or the consummation of the purchase and sale of the Viractin Product Line.

          4.5. Inventory. To the Seller's Knowledge, all finished goods in Inventory (i) are of good merchantable quality and are suitable for retail sale in the ordinary course of business, (ii) have been manufactured in accordance with good manufacturing practices, as defined by the Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act") and (iii) have not been adulterated or misbranded within the meaning of the FDA Act, or the rules and regulations promulgated thereunder.

          4.6. Litigation. Except as set forth in Section 4.6 of the Disclosure Schedule, there is no action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation (collectively referred to as "Claims") relating to the Viractin Product Line or the Purchased Assets, including, without limitation, Claims relating to product liability or consumer safety, pending or threatened against the Seller or, to the Seller's Knowledge, the Seller's Licensee, before any court, arbitrator or administrative or governmental body, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against, and unsatisfied by, the Seller or, to the Seller's knowledge, the Seller's Licensee, relating to the Viractin Product Line or the Purchased Assets (any of the foregoing being herein referred to as "Existing Litigation"), nor does the Seller know of any fact, event or condition which could reasonably be expected to serve as a basis for the assertion of any Claim. Without limiting the generality of the foregoing, there are no investigations or proceedings currently existing or threatened relating to the Viractin Product Line or the Purchased Assets before the Food and Drug Administration (the "FDA") or any similar agency (whether federal or state), and all such investigations or proceedings during the last five (5) years are fully set forth in Section 4.6 of the Disclosure Schedule.

          4.7. Title to Assets. Except for the rights granted the Seller's Licensee which rights will terminate on the Transition Date, the Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances, and the Purchased Assets are all of the properties and assets that are, individually or in the aggregate, material to the Viractin Product Line.

          4.8. Material Contracts.

               (a) Other than the Seller's Licensee Agreement, as modified by the Termination Agreement, and the Termination Agreement, true and correct copies of which are attached hereto as Exhibit 4.8(a)(i) and 4.8(a)(ii), respectively, there are no contracts, agreements or arrangements, whether written or oral, formal or informal, which are material to the Viractin Product Line to which the Seller is a party or, to the Seller's Knowledge, which will survive the Closing Date and which would adversely impact the Buyer's ability to exercise its ownership rights to the Viractin Product Line or the Purchased Assets.

               (b) The execution, delivery and performance of each of the Seller's Licensee Agreement and the Termination Agreement has been duly authorized by all requisite corporate action and each such agreement is in full force and effect (with regard to the Seller's Licensee Agreement, as such agreement was modified by the Termination Agreement). Neither the Seller nor, to the Seller's Knowledge, the Seller's Licensee has breached either of such agreements. There exists no event, occurrence or act (including the execution of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the lapse of time, or both, could reasonably become a default by the Seller under either of such agreements.

               (c) Section 4.8(c) to the Disclosure Schedule describes all commitments and obligations with respect to trade promotions (including coop advertising), refunds and similar promotional campaigns and all consumer promotions, such as coupons, rebates, refunds and similar promotional campaigns, relating to the Viractin Product Line, which are known by Seller.

          4.9. Permits. Section 4.9 of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the business of the Viractin Product Line.

          4.10. Broker's Fees and Commissions. Neither the Seller nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

          4.11. Proprietary Rights.

               (a) Set forth in Section 4.11(a) of the Disclosure Schedule is a list of all of the Trademarks, Patents and Copyrights included in the Purchased Assets (hereinafter, together with the Technology, referred to as the "Proprietary Rights"). Except for certain rights granted to the Seller's Licensee, which rights will revert back to the Seller on the Transition Date, the Seller is the sole and exclusive owner of the Proprietary Rights, and has the sole and exclusive right to use, license, sublicense, assign or sell the Proprietary Rights without liability to, or consent of, any person or entity;

               (b) Except for the rights granted to Seller's Licensee, which rights will terminate on the Transition Date, the ownership and use of the Proprietary Rights by the Buyer will not infringe upon the rights of any person or entity, whether or not registered, patented or copyrighted. The Seller has not received any notice of a claim of any infringement nor were any such claims the subject of any action, suit or proceeding involving the Seller, or to the best of Seller's knowledge, the Seller's Licensee;

               (c) The Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller, nor, to the Seller's Knowledge, the Seller's Licensee or any affiliate of either instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party;

               (d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, there are no licenses, sublicenses or agreements relating to
          (i) the use by third parties of the Proprietary Rights or (ii) the use by the Seller of the Proprietary Rights, and there is no prior right of any other party or other impediment which would invalidate or adversely affect any of the Proprietary Rights.

               (e) Set forth in Section 4.11(e) of the Disclosure Schedule is a list of all license, royalty or similar agreements entitling the Seller to use any Trademarks or Copyrights of third parties.

          4.12. Regulatory Reports. The Seller has, and to the Seller's Knowledge, the Seller's Licensee has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file in respect of the Viractin Product Line in the last five (5) year period with any federal, state, local or foreign governmental, quasi-governmental or regulatory department, authority or agency, including, without limitation, the FDA or the Federal Trade Commission (hereinafter sometimes collectively, the "Regulatory Agencies"), and has paid all fees or assessments due and payable in connection therewith. Except for normal periodic examinations conducted by the applicable Regulatory Agency in the regular course of the Viractin Product Line, to the Seller's Knowledge, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of the Viractin Product Line in the last five (5) year period, nor has the Seller or the Seller's Licensee initiated any such proceeding. To the Seller's Knowledge, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to an examination of the Viractin Product Line.

          4.13.  Agreements  with  Regulatory  Agencies.  Except as set forth in
Section 4.13 of the Disclosure Schedule, the Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any Regulatory Agency that materially restricts or may adversely impact the conduct of the Viractin Product Line.

          4.14. Customers. Section 4.14 of the Disclosure Schedule contains a list of the customers of the Seller's Licensee known to Seller relating to the Viractin Product Line during the last twelve months. To the Seller's Knowledge, the Seller's Licensee's relationships with such customers are good and the Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would adversely affect the business relationships with such customers. Seller is not aware that any of such customers, the sales of any of the Products to which comprise five percent (5%) or more of the gross sales of such Products, intends to curtail or terminate its relationship with the Viractin Product Line.

          4.15. Consumer Complaints. The Seller has provided to the Buyer a copy of the consumer complaints and/or inquiries file it received from Seller's Licensee, which file covers the period ending May 2, 1997 (the "Initial File"). The Seller shall provide to the Buyer copies of any additional consumer complaints and/or inquiries it receives. Any consumer complaints and/or inquiries received by the Seller or Seller's Licensee or provided to the Buyer subsequent to the Initial File prior to Closing shall not be materially different in scope or nature from the complaints and/or inquiries contained in the Initial File.

          4.16. Disclosure. No representation or warranty as to the Seller, the Purchased Assets or the Viractin Product Line contained in this Agreement and no statement contained in the Disclosure Schedule or any document, instrument or agreement delivered pursuant hereto or in connection herewith contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statement herein or therein not misleading.

          4.17. Knowledge of the Seller, Etc. To the extent that the Seller represents and warrants itself to have had knowledge or belief as to any event, fact, condition or other matter set forth in this Agreement, Seller's
"Knowledge" (or similar words) shall mean the knowledge or belief of the officers and directors of the Seller.

          4.18. Copies of Documents. The Seller has caused to be made available for inspection and copying by the Buyer and its advisers true, complete and correct copies of all documents referred to in any Section of the Disclosure Schedule.

                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Seller as of the date hereof as follows:

          5.1. Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its organization, with all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except in such jurisdictions wherein the failure to so qualify would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

          5.2. Authorization. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by its Board of Directors. This Agreement has been duly and validly executed and delivered by the Buyer, and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

          5.3. No Violation. Neither the execution and delivery of this Agreement by the Buyer, the consummation of the transactions contemplated hereby, nor the performance by the Buyer of its obligations hereunder, will:

               (a) Violate or result in any breach of any provision of the Certificate of Incorporation and/or By-laws of the Buyer;

               (b) Violate, conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate any obligation under, or result in the loss of any benefit from any contract, agreement or arrangement, whether written or oral, formal or informal, nor

               (c) Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any Governmental Authority applicable to the Buyer, the Viractin Product Line or the Purchased Assets.

          5.4. Litigation. There are no pending Claims that have been commenced against the Buyer that challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder. To the best the Buyer's knowledge, no such Claims have been threatened.

          5.5. Broker's Fees and Commissions. Neither the Buyer nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no such fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

          5.6. Disclosure. No representation or warranty as to the Buyer contained in this Agreement and no statement made by the Buyer in the Disclosure Schedule contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statement herein or therein not misleading.

          5.7. Knowledge of the Buyer, Etc. The Buyer has no knowledge of any fact, condition or circumstance concerning the Buyer which constitutes a material breach of any representation, warranty or covenant contained in this Agreement, or any document, instrument or agreement delivered pursuant hereto or in connection herewith which is not properly disclosed herein, therein or in the Disclosure Schedule.

                                   ARTICLE VI.

                             COVENANTS OF THE SELLER

          The Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements:

          6.1. Interim Conduct of the Viractin Product Line. From the date hereof until the Transition Date, the Seller shall use its best efforts to preserve, protect and maintain the Viractin Product Line and the Purchased Assets, and shall promptly notify the Buyer of any material change in the normal course of business or prospects of the Viractin Product Line of which the Seller becomes aware and shall keep the Buyer fully informed of such events.

          6.2. Cooperation; Access. From the date hereof through the Transition Date, the Seller shall cooperate fully in assisting the Buyer in the planning and implementation of a transitional plan for the transfer of the Viractin Product Line.

          6.3. Transfer of Inventory. Title to the Purchased Assets shall pass to Buyer effective as of the Closing Date, with the exception of the Inventory, which will be transferred to the Buyer in accordance with the Termination Agreement. The Seller will cooperate with the Buyer and use its best efforts to ensure that fifty percent (50%) of the finished goods in Inventory are delivered to the Buyer prior to the Transition Date.

          6.4. Foreign Patent and Trademark Assignments. The Seller shall use its best efforts to obtain and record all appropriate assignments for any foreign patents, trademarks or applications therefor which relate to the Patents and Trademarks assigned pursuant to this Agreement.

          6.5. Promotional Allowances, Product Returns and Consumer Complaints. The Seller shall cooperate with the Buyer and shall take all reasonable actions necessary to facilitate the transfer from the Seller to the Buyer all of Seller's rights under the Termination Agreement pertaining to promotional allowances, product returns and consumer complaints.

          6.6. Confidentiality. Following the Closing, the Seller will not use, publish or disclose any information relating to the Viractin Product Line or any information of the Buyer or its affiliates which is proprietary, a trade secret or of a confidential nature (collectively, the "Buyer Confidential Information") to any Third Party
or use any Buyer Confidential Information for its own benefit except as expressly permitted hereunder. The Seller will limit access to Buyer Confidential Information to those of its employees and consultants who have a need to know such information in order to perform the Seller's obligations under this Agreement. The Seller will require that its employees and consultants maintain said information in confidence in accordance with the terms of this Agreement. Buyer Confidential Information shall not include any information which: (i) is or becomes generally available to the public through no breach of this Agreement, (ii) was received by a party to this Agreement from a Person who is under no apparent obligation to maintain such information in confidence, or
(iii) was already known by a party to this Agreement on a nonconfidential basis prior to its disclosure by the other party to this Agreement or its representative. The Seller acknowledges that there is not an adequate remedy at law for the breach of this Section 6.5 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach. Notwithstanding the foregoing, the Seller may disclose the information regarding the Viractin Product Line if otherwise permitted by the License Agreement and to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations; provided, however, that if the Seller is required to make any such disclosure, it will to the extent practicable give reasonable advance notice to the Buyer of such disclosure requirement and will use its best efforts to secure confidential treatment of such information required to be disclosed.

          6.7. Best Efforts. The Seller shall use its best efforts to consummate the transactions contemplated by this Agreement.

          6.8. Further Assurances. Following the Closing, the Seller shall take all action reasonably requested by the Buyer to confirm, facilitate or perfect the transfer of the Purchased Assets.

                                  ARTICLE VII.

                             COVENANTS OF THE BUYER

          The Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

          7.1. Confidentiality. Following the Closing, the Buyer will not use, publish or disclose any information of the Seller which is proprietary, a trade secret or of a confidential nature (the "Seller Confidential Information") to any Third Party or use any Seller Confidential Information for its own benefit except as expressly permitted hereunder. The Buyer will limit access to Seller Confidential Information to those of its employees and consultants who have a need to know such information in order to perform the Buyer's obligations under this Agreement. The Buyer will require that its employees and consultants maintain said information in confidence in accordance with the terms of this Agreement. Seller Confidential Information shall not include any information which: (i) is or becomes generally available to the public through no breach of this Agreement, (ii) was received by a party to this Agreement from a Person who is under no apparent obligation to maintain such information in confidence, (iii) was already known by a party to this Agreement on a nonconfidential basis prior to its disclosure by the other party to this Agreement or its representative, or (iv) relates to the Viractin Product Line. The Buyer acknowledges that there is not an adequate remedy at law for the breach of this Section 7.1 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

          7.2. Best Efforts. The Buyer shall use its best efforts to consummate the transactions contemplated by this Agreement.

          7.3. Further Assurances. Following the Closing, the Buyer shall take all action reasonably requested by the Seller to confirm, facilitate or perfect the transfer of the Purchased Assets.

                                  ARTICLE VIII.

                              RIGHT OF FIRST OFFER

          8.1. Right of First Offer. The Seller agrees that, for a period of three (3) years following the Closing, if the Seller develops any products that are intended to be sold to consumers at product launch without a doctor's prescription ("Over-the-Counter Products") which it wants to license or sell to a third party, then the Buyer shall have the first right to offer to license or purchase such products from the Seller.

          8.2. Procedure of Right of First Offer.

               (a) The Seller shall notify the Buyer in writing of its intentions regarding the license or sale of the Over-the-Counter Product(s);

               (b) Within thirty (30) days after receipt of such notice, the Buyer shall submit a proposal in writing to the Seller setting forth the terms and conditions pursuant to which it is willing to license or purchase the product(s);

               (c) Seller shall have thirty (30) days after receipt of Buyer's proposal to reject such proposal, which it may do at its sole discretion. Such rejection must be delivered to the Buyer in writing. Failure to deliver such notice within the thirty (30) day period shall be deemed an acceptance by the Seller of the Buyer's proposed terms and conditions. If the Seller rejects the Buyer's proposal, the Seller can license or sell such product(s) to a third party provided the material terms of such license or sale are no less favorable to the Seller as those proposed by the Buyer.


                                   ARTICLE IX.

                               CLOSING CONDITIONS

          9.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under Articles I and II of this Agreement shall be subject to the satisfaction, or the waiver by such party hereto, at or prior to the Closing, of the condition precedent that no injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental, quasi-governmental or regulatory department or authority or other law, rule, regulation, legal restraint or prohibition preventing the purchase and sale of the Viractin Product Line and the Purchased Assets, and no investigation by any governmental, quasi-governmental or regulatory department or authority, shall be in effect as of or shall have commenced on or prior to the Closing Date, and no action, suit or proceeding brought by any governmental, quasi-governmental or regulatory department or authority shall be pending or threatened as of the Closing Date which seeks any injunction, restraining order or other order which would prohibit the purchase and sale of the Viractin Product Line or the Purchased Assets or materially impair the ability of the Buyer to own and operate the business related to the Viractin Product Line after the Closing.

          9.2. Conditions to the Obligations of the Buyer under this Agreement. The obligations of the Buyer under Articles I and II of this Agreement shall be further subject to the satisfaction, or to the waiver by the Buyer, at or prior to the Closing, of the following conditions precedent:

               (a) Each of the obligations of the Seller required to be performed by the Seller at or prior to the Closing pursuant to this Agreement, including, without limitation, delivery of the items required to be delivered by the Seller under Section 3.3 hereof, shall have been duly performed and complied with in all material respects; each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except as to any representation or warranty which specifically relates to another date); and

               (b) Any and all consents, waivers, clearances, approvals and authorizations from Third Parties required to be obtained prior to the Closing shall have been obtained at no cost to the Buyer.

          9.3. Conditions to the Obligations of the Seller under this Agreement. The obligations of the Seller under Articles I and II of this Agreement shall be further subject to the satisfaction, or to the waiver by the Seller, at or prior to the Closing, of the condition precedent that each of the obligations of the Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement, including, without limitation, delivery of the items required to be delivered by the Buyer under Section 3.2, hereof, shall have been duly performed and complied with in all material respects, and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except as to any representation or warranty which specifically relates to another date).

                                   ARTICLE X.

                           TERMINATION AND ABANDONMENT

          10.1. Termination. This Agreement may be terminated and the purchase and sale of the Purchased Assets contemplated hereby may be abandoned at any time prior to the Closing:

               (a) By the mutual written consent of the Buyer and the Seller; or

               (b) By either the Buyer or the Seller:

                      (i) upon or after the breach of any material  provision of this Agreement by the other party if the breaching party has not cured such breach within fifteen (15) days after written notice thereof by the other party;

                      (ii) if a court of competent jurisdiction or a governmental, quasi-governmental, regulatory or administrative department, agency, commission or authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or action the parties hereto shall use their best efforts to lift or dissolve), in each case restraining, enjoining or otherwise prohibiting the purchase and sale of the Purchased Assets or the other transactions contemplated hereby or attempting to do the same; or

                      (iii) if the Closing  shall not have occurred on or before
               July 31, 1997; provided, however, that the right to terminate this Agreement shall not be available to any party (A) whose material breach of this Agreement, or (B) whose failure to have satisfied the conditions to the other party's obligations under Section 9.2 (in the case of the Seller) or 9.3 (in the case of the Buyer), has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

               10.2. Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the purchase and sale of the Purchased Assets pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate and the purchase and sale of the Purchased Assets shall be abandoned, without any further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                    (a) Upon request  therefor,  each party will  redeliver  all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                    (b) No party  hereto  shall  have any  liability  or further obligation to any other party to this Agreement resulting from such termination, except (i) that the provisions of this Section
               10.2 shall remain in full force and effect, and (ii) to the extent that any such termination results from a breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement, or any failure to satisfy the conditions to the other party's obligations under Section 9.2 (in the case of Seller) or 9.3 (in the case of Buyer), the other party may recover its out-of-pocket costs in connection with the preparation and negotiation of this Agreement, and all other related transactional expenses incurred by such other party.

                                   ARTICLE XI.

                          SURVIVAL AND INDEMNIFICATION

          11.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement, and in any certificate, schedule, document or other writing delivered pursuant hereto or in connection with the transactions contemplated herein shall be in all cases deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of one (1) year after the Closing Date, and shall thereafter be of no further force or effect, except that the obligation to make the Additional Consideration Payments shall be fully effective and enforceable until payment of the last Additional Consideration Payment as set forth in Section 2.1(b) hereof and the representations and warranties pertaining to the Proprietary Rights, set forth in

Section 4.11 shall be effective and enforceable up to one (1) year after the date upon which the last Additional Consideration Payment would be required to be paid, and the confidentiality provisions and the indemnification obligations in respect of the Excluded Liabilities and Obligations shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article XI shall survive with respect to any claims made within the applicable survival period until finally resolved or judicially determined, including any appeal thereof and the non-competition provisions  set  forth in  Article  XII  hereof  shall be  fully  effective  and enforceable  for a  period  of five  (5)  years  after  the  Closing  Date.  The representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by any person acting on behalf of any such party.

          11.2. Indemnification of the Buyer. From and after the Closing, the Seller agrees to indemnify, defend and save the Buyer and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Buyer Indemnified Party"), forever harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting directly or indirectly from:

               (a) Any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller contained herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto;

               (b) Any liability of the Buyer for causes of action arising in connection with the Viractin Product Line, the Purchased Assets or the Assumed Liabilities based, in whole or in part, upon acts, omissions or events which occurred on or prior to the Transition Date, or relating to the period prior to the Transition Date, except as set forth in the Assignment and Assumption Agreement;

               (c) The Excluded Liabilities and Obligations; and

               (d) The non-compliance of Seller with the provisions of any applicable bulk sales act governing the purchase and sale of the Purchased Assets.

          11.3. Indemnification of the Seller. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, caused by or resulting directly or indirectly from:

               (a) Any misrepresentation or breach of warranty, the Assumed Liabilities or failure to fulfill or satisfy any covenant or agreement made by the Buyer contained herein or in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto; and

               (b) Any  liability of the Seller for causes of action  arising in connection with the Viractin Product Line or the Purchased Assets (including, but not limited to, Inventory, promotional allowances, product returns, product liability for any products manufactured by the Buyer, and Seller's Licensee's advertising, display and promotional materials and customer lists) based upon acts, omissions or events which occurred following the Transition Date, or relating to the period following the Transition Date.

          11.4. Limitations on Indemnification. Notwithstanding anything in Sections 11.2 and 11.3 to the contrary:

               (a) Neither the Seller nor the Buyer shall be entitled to recover any Losses for indemnification under this Article XI unless and until the aggregate Losses entitled to be recovered by such party exceed Fifty Thousand Dollars ($50,000), at which time the appropriate party shall be entitled to recover Losses that are in excess of Fifty Thousand Dollars ($50,000);

               (b) In no event shall either party's indemnification obligations exceed an aggregate amount equal to the amount of the Purchase Price; and

               (c) The limitations of Sections 11.4(a) and (b) shall not apply to any claim for Losses that are determined by a court of competent jurisdiction in a proceeding from which no further appeal is permitted to be taken to have been primarily caused by fraud, intentional misrepresentation or intentional breach.

          11.5. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

               (a) In the event that subsequent to the Closing any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any entity which is not a party to this Agreement (including, without limitation, any governmental, quasi-governmental or regulatory agencies) (a "Third Party Claim") against such Indemnified Party, with respect to which the Buyer or the Seller (the "Indemnifying Party"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "Third Party Indemnification Notice"), to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "Defense Notice") within thirty
          (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense against such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to reasonably approve the defense counsel representing the Indemnifying Party, which approval shall not be unreasonably withheld, and in the event that the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's reasonable approval in accordance with the terms hereof.

               (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 11.5(a) hereof, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and shall be deemed given in the absence of providing the Indemnified Party with a written response within ten (10) days of any request therefor. If the Indemnified Party fails to diligently defend such claim with counsel reasonably satisfactory to the Indemnifying Party, or settles any such claim without the Indemnifying Party's prior written consent, or otherwise breaches this Article XI, the Indemnified Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such claim.

               (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.5(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least five (5) days' prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the "Settlement Notice"). If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus costs and expenses paid or incurred by the Indemnified Party up to the point such Settlement Notice had been delivered. If an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this
          Article XI with respect to such Third Party Claim.

               (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. Such indemnification shall be required to be made no later than the tenth (10th) day following the expiration of any period in which an appeal may be taken, and shall be satisfied by payment of the amount thereof in cash.

          11.6. Failure to Give Timely Third Party Indemnification Notice. Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article XI will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third Party Indemnification Notice.

          11.7. Notice of Claims. In the case of a claim for indemnification under Section 11.2 or Section 11.3 hereof, upon determination by a Buyer Indemnified Party or a

Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an "Indemnification Notice"). Upon the
Indemnification Notice having been received by the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period, the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been received by the Indemnifying Party.

          In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available legal remedies to resolve such dispute.

                                  ARTICLE XII.

                                 NON-COMPETITION

          12.1. Non-Competition.  Commencing on the Closing Date and ending five
(5) years thereafter (the "Covered Period"), the Seller agrees not to engage in any Competitive Activity (as hereinafter defined). For purposes of this Agreement, the term "Competitive Activity" shall mean directly or indirectly engaging in the business of licensing, manufacturing, distributing and/or selling any products and researching and developing any Over-the-Counter Products for the treatment of cold sores and fever blisters.

          12.2. Injunctive Relief. The Seller acknowledges and agrees that the Buyer is engaged in a highly competitive business and that the protections of the Buyer set forth in this Article XII are fair and reasonable and are of vital concern to the Buyer. Further, the Seller acknowledges and agrees that monetary damages for any violation of this Article XII will not adequately compensate the Buyer with respect to any such violation. Therefore, in the event of a breach by the Seller of this Article XII, the Buyer shall be entitled to institute legal proceedings to obtain damages for any such breach and/or to enforce the specific performance of this Article XII by the Seller and to enjoin the Seller from any further violations.

                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

          13.1. Waiver. No provision of this Agreement will be waived or discharged by any act, omission or knowledge of a party or its agents or employees, except by a written instrument expressly waiving or discharging such provision signed by a duly authorized representative of the waiving party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          13.2.   Amendment;   Modification.   No  amendment,   modification  or
supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by an authorized representative of each party.

          13.3. Invalidity. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible to give effect to the intentions of the provision found unenforceable or invalid.

          13.4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          13.5. Expenses. Except as otherwise specifically provided for herein, each party hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of its counsel, accountants and other experts.

          13.6. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or by facsimile, with receipt verified, or by registered or certified mail, return receipt requested, addressed as follows:

               (a)    If to the Buyer:

                      CEP Holdings, Inc.
                      C/O Puglisi & Associates
                      P.O. Box 535
                      850 Library Avenue
                      Suite 204B
                      Newark, Delaware  19715
                      Attention: Donald J. Puglisi
                      Telephone:  (302) 738-2356
                      Facsimile:  (302) 738-7210

                      With a copy to:

                      J.B. Williams Company, Inc.
                      65 Harristown Road
                      Glen Rock, NJ  07452
                      Attention: Mr. Dario U. Margve
                      Telephone:  (201) 251-8100
                      Facsimile:  (201) 251-8097


                      And a copy to:

                      Katherine Burgeson, Esq.
                      Cummings & Lockwood
                      Four Stamford Plaza
                      107 Elm Street
                      Stamford, Connecticut 06904-0120
                      Telephone: (203) 351-4260
                      Facsimile:  (203) 351-4499


               (a)    If to the Seller:

                      ViroTex Corporation
                      2170 Buckthorne Place
                      Suite 230
                      The Woodlands, Texas  77380
                      Attention: Mr. Jeffrey M. Soinski
                      Telephone:  (281) 292-7671
                      Facsimile:  (281) 292-6697

                      With a copy to:

                      Frederick T. Muto, Esq.
                      Cooley Godward LLP
                      4365 Executive Drive
                      Suite 1100
                      San Diego, CA  92121
                      Telephone:  (619) 550-6010
                      Facsimile:  (619) 453-3555

or at such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective when the same shall be deposited, postage prepaid, in the mail and/or when the same shall have been delivered by hand or overnight courier, and/or upon facsimile transmission, as the case may be.

          13.7. Governing Law; Forum. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. The parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts sitting in New York as the sole and exclusive forum for such matters of dispute, and further agree that, in the event of any action or suit as to any matters of dispute between the parties, service of any process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein and a party's refusal to accept any such notice shall be equivalent to service.

          13.8.  Counterparts.   This  Agreement  may  be  executed  in  several
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

          13.9. Headings. All headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision or provisions of this Agreement.

          13.10. Entire Agreement. This Agreement, and the documents to be delivered in connection herewith, and the exhibits and schedules hereto, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior and contemporaneous agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any officer, partner, employee or representative of any party hereto. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement and the other documents to be delivered in connection herewith and therewith.

          13.11. Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its respective obligations hereunder, (b) to a wholly owned subsidiary provided it guarantees the obligations of such subsidiary or (c) in the event of its merger or consolidation with another company at any time during the term of this Agreement. The Buyer may assign all or any part of its rights and obligations hereunder to a person or entity who directly or indirectly controls, is controlled by or is under common control with the Buyer (in each case by ownership of at least fifty percent (50%) of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or by contract or other arrangement). Any purported assignment in violation of this Section 13.11 shall be void. The rights and obligations of the parties under this Agreement will be binding upon the heirs, successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

          13.12. Publicity. No party shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties hereto, except as may be required by law or by the rules of any stock exchange, and if so required, the parties shall, to the extent that it is reasonably practicable, consult with each other prior to such publicity. The parties agree to issue an announcement following the Closing in form and content satisfactory to all of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                            CEP HOLDINGS, INC.


                                            By /s/ DONALD J. PUGLISI
                                              ----------------------------------
                                                Donald J. Puglisi
                                                President



                                            VIROTEX CORPORATION


                                            By /s/ JEFFREY M. SOINSKI
                                              ----------------------------------
                                              Jeffrey M. Soinski
                                              President and Chief Executive
                                                Officer











                             Asset Purchase Agreement

                                   APPENDIX A
                                   ----------

                                   DEFINITIONS
                                   -----------

                                                                        Section
                                                                        -------

Accountant.........................................................2.1(b)(viii)

Accountant's Audit.................................................2.1(b)(viii)

Additional Consideration Payments.....................................2.1(b)(i)

Agreement..............................................................Preamble

Assignment and Assumption Agreement......................................3.2(d)

Assumed Liabilities.........................................................1.2

Bill of Sale.............................................................3.3(a)

Buyer..................................................................Preamble

Buyer Confidential Information..............................................6.6

Buyer Indemnified Party....................................................11.2

Cash Consideration.......................................................2.1(a)

Claims......................................................................4.6

Closing.....................................................................3.1

Closing Date................................................................3.1

Competitive Activity.......................................................12.1

Copyrights...............................................................1.1(d)

Covered Period.............................................................12.1

Covered Products.....................................................2.1(b)(ii)

Defense Notice..........................................................11.5(a)

Deposit.....................................................................3.5

Dispute Notice.............................................................11.7

Encumbrance..............................................................4.3(c)

ERISA....................................................................1.3(g)

Excluded Liabilities and Obligations........................................1.3

Existing Litigation.........................................................4.6

FDA.........................................................................4.6

FDA Act.....................................................................4.5

Governmental Authority...................................................4.3(d)

Guaranty.................................................................3.2(a)

Indemnification Notice.....................................................11.7

Indemnified Party.......................................................11.5(a)

Indemnifying Party......................................................11.5(a)

Initial File...............................................................4.15

Inventory................................................................1.1(l)

Knowledge..................................................................4.17

License Agreement........................................................3.2(b)

Losses.....................................................................11.2

Over-the-Counter Products...................................................8.1

Patents..................................................................1.1(c)

Products...............................................................Preamble

Proprietary Rights......................................................4.11(a)

Purchase Price..............................................................2.1

Purchased Assets............................................................1.1

Quarter Period........................................................2.1(b)(i)

Regulatory Agencies........................................................4.12

Seller.................................................................Preamble

Seller Confidential Information.............................................7.1

Seller Indemnified Party...................................................11.3

Seller's Audit......................................................2.1(b)(vii)

Seller's Licensee......................................................Preamble

Seller's Licensee Agreement..............................................1.1(a)

Settlement Notice.......................................................11.5(c)

Technology...............................................................1.1(e)

Termination Agreement....................................................1.1(a)

Third Party..............................................................1.3(d)

Third Party Claim.......................................................11.5(a)

Third Party Indemnification Notice......................................11.5(a)

Trademarks...............................................................1.1(b)

Transition Date..........................................................1.3(e)

Viractin Product Line..................................................Preamble